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                                                                    EXHIBIT 10.1

                                    AGREEMENT

          This Agreement (this "Agreement") dated as of November 20, 2003 is entered into by and between Euronet Worldwide, Inc., a corporation organized under the laws of Delaware (together with its successors, "Euronet"), and Fletcher International, Ltd., a company organized under the laws of Bermuda (together with its successors, "Fletcher").

          The parties hereto agree as follows:

1. Purchase and Sale. In consideration of and upon the basis of the representations, warranties and agreements and subject to the terms and conditions set forth in this Agreement:

     (a) Fletcher agrees to purchase from Euronet, and Euronet agrees to sell to Fletcher on the Closing Date (as defined below), in accordance with
          Section 2 below, one million, one hundred thirty-one thousand, three hundred and sixty-three (1,131,363) shares (the "Initial Shares") of Euronet's common stock, par value $.02 per share (together with the associated preferred stock purchase rights under the Rights Agreement dated March 21, 2003 (the "Rights Agreement") between Euronet and EquiServe Trust Company, N.A., as Rights Agent, the "Common Stock"), at a price per share equal to the sum of the Agreement Date Price plus two dollars ($2.00) (the "Initial Purchase Price"), or twenty million dollars ($20,000,000) in the aggregate (the "Initial Investment"). The "Agreement Date Price" means $15.6778.

     (b) In addition, Euronet shall issue to Fletcher on the Closing Date a certificate in the form attached hereto as Annex A (the "Certificate") evidencing rights (the "Additional Investment Rights") to purchase from time to time additional shares of Common Stock at the Additional Investment Price (as defined in the Certificate) up to an aggregate purchase price of sixteen million dollars ($16,000,000) (subject to the adjustments contained in the Certificate and this Agreement, the "Additional Investment Amount"). Fletcher shall have the right to exercise the Additional Investment Rights in the manner, and subject to the terms, specified in this Agreement and in the Certificate.

     (c) The closing (the "Closing") of the transactions contemplated hereby shall occur on November 21, 2003, or at such other date and time as Fletcher and Euronet shall mutually agree (such date, the "Closing Date").

     (d) As used herein, the term "Common Shares" means all shares of Common Stock issued and/or issuable under any provision of this Agreement or any provision of the Certificate; the term "Investment Securities" means the Additional Investment Rights and all Common Shares; the term "Person" means an individual, corporation, partnership, limited liability company, joint venture, association,

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          trust, unincorporated organization or other entity; the term "Business
          Day" means any day on which the Common Stock may be traded on the Nasdaq, or, if not admitted for trading on the Nasdaq, any day other than a Saturday, Sunday or holiday on which banks in New York City are required or permitted to be closed; and the term "Nasdaq" means the Nasdaq National Market, provided, however, that if the Nasdaq National Market is not then the principal U.S. trading market for the Common Stock, then "Nasdaq" shall be deemed to mean the principal U.S. national securities exchange (as defined in the Securities Exchange
          Act of 1934, as amended (the "Exchange Act")) on which the Common
          Stock is then traded, or if such Common Stock is not then listed or admitted to trading on any national securities exchange but is designated as a Nasdaq SmallCap Market Security by the National Association of Securities Dealers, Inc. ("NASD"), then such market system, or if such Common Stock is not listed or quoted on any of the foregoing, then the OTC Bulletin Board.

2. Closing. The Closing shall take place initially via facsimile on the Closing Date in the manner set forth below; provided that original certificates representing the Investment Securities sold and purchased on the Closing Date shall be delivered via Federal Express or other reputable overnight carrier no later than the Business Day after and excluding the Closing Date to the address below, unless Fletcher otherwise instructs in writing:

          Lehman Brothers, Inc.
          Attn: Joshua Kurek
          745 Seventh Avenue, 2nd Floor
          New York, NY 10019
          Telephone: 212-526-9040

     At the Closing, the following deliveries shall be made:

     (a) Common Stock and Certificate of Additional Investment Rights. Euronet shall issue and deliver to Fletcher (i) eleven (11) stock certificates, each representing one hundred thousand (100,000) shares of Common Stock, and one (1) stock certificate representing thirty-one thousand, three hundred and sixty-three (31,363) shares of Common Stock, and (ii) one (1) Certificate, each duly executed by Euronet in definitive form and duly registered on the books of Euronet in the name of Fletcher International, Ltd., unless otherwise instructed by Fletcher in writing.

     (b) Purchase Price. Fletcher shall cause to be wire transferred to Euronet, in accordance with the instructions set forth in Section 18, the aggregate purchase price for the Initial Shares and the Additional Investment Rights of twenty million dollars ($20,000,000) in immediately available United States funds.

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     (c)  Closing Documents. The closing documents required by Sections 12 and
          13 shall be delivered to Fletcher and Euronet, respectively.

     (d) Delivery Notice. An executed copy of the delivery notice in the form attached hereto as Annex B shall be delivered to Fletcher.

The deliveries specified in this Section 2 shall be deemed to occur simultaneously as part of a single transaction, and no delivery shall be deemed to have been made until all such deliveries have been made.

3. Representations and Warranties of Euronet. Euronet hereby represents and warrants to Fletcher, unless the representation speaks of as of a certain date, as of the date hereof and on the Closing Date and on each Additional Investment Closing Date (as defined in the Certificate), as follows:

     (a) Organization. Each of Euronet and its subsidiaries has been duly incorporated and is validly existing in good standing under the laws of the jurisdiction of its organization. Each of Euronet and its subsidiaries is duly qualified and authorized to do business and is in good standing as foreign corporations in all jurisdictions in which the nature of their activities and of their properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on (i) the business affairs, financial condition, assets, results of operations or prospects of Euronet and its subsidiaries, taken as a whole, or (ii) the transactions contemplated by, or Euronet's ability to perform under, this Agreement or the Certificate (a "Material Adverse Effect").

     (b) Authorization. The execution, delivery and performance of this Agreement and the Certificate by Euronet (including the authorization, sale, issuance and delivery of the Investment Securities) have been duly authorized by all requisite corporate action and no further consent or authorization of Euronet, its Board of Directors or its stockholders is required. In addition, Euronet has taken all action so that the execution of this Agreement and the Certificate and the consummation of the transactions contemplated hereby (including, without limitation, the exercise of the Additional Investment Rights) do not and (after taking all actions required pursuant to Section 8(i) hereof) will not result in the grant of any rights to any Person under the Rights Agreement (other than the sale of the preferred stock purchase rights attached to the Common Stock sold hereunder and under the Additional Investment Rights) or enable, require or cause the rights under the Rights Agreement to be exercised, distributed or triggered.

     (c) Execution; Binding Agreement. This Agreement has been duly executed and delivered by Euronet and, when this Agreement is duly authorized, executed and

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          delivered by Fletcher, will be a valid and binding agreement enforceable against Euronet in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity.

     (d) Corporate Power and Authority. Euronet has full corporate power and authority necessary to (i) execute and deliver this Agreement, (ii) perform its obligations hereunder and under the Certificate (including, but not limited to, the issuance of the Investment Securities), (iii) own and operate its properties and assets and (iv) carry on its business as presently conducted and as proposed to be conducted.

     (e) Required Consents. No consent, approval, authorization or order of any court, governmental agency or other body is required for execution and delivery by Euronet of this Agreement or the performance by Euronet of any of its obligations hereunder and under the Certificate other than such as may already have been received, other than the approval of the United States Securities and Exchange Commission (the "SEC") of the Registration Statement to be filed pursuant to the terms hereof.

     (f) Non-contravention. Neither the execution and delivery by Euronet of this Agreement nor the performance by Euronet of any of its obligations hereunder and under the Certificate:

          (i) violates, conflicts with, results in a breach of, or constitutes a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) or creates any rights in respect of any Person under (A) the certificates of incorporation or bylaws (or similar organizational documents) of Euronet or any of its subsidiaries,
               (B) any decree, judgment, order, law, treaty, rule, regulation or determination of any court, governmental agency or body, or arbitrator having jurisdiction over Euronet or any of its subsidiaries or any of their respective properties or assets, (C) the terms of any bond, debenture, indenture, credit agreement, note or any other evidence of indebtedness, or any agreement, stock option or other similar plan, lease, mortgage, deed of trust or other instrument to which Euronet or any of its subsidiaries is a party, by which Euronet or any of its subsidiaries is bound, or to which any of the properties or assets of Euronet or any of its subsidiaries is subject, (D) the terms of any "lock-up" or similar provision of any underwriting or similar agreement to which Euronet or any of its subsidiaries is a party or (E) any rule or regulation of the NASD or the Nasdaq or any rule or regulation of the markets where Euronet's securities are publicly traded or quoted applicable to Euronet or the transactions contemplated hereby;

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          (ii) results in the creation or imposition of any lien, charge or encumbrance upon any Investment Securities or upon any of the properties or assets of Euronet or any of its subsidiaries; or

          (iii) will be subject to any preemptive right or rights of first refusal that have not been properly waived or complied with.

     (g) Capitalization. Immediately prior to the Closing Date, the authorized capital stock of Euronet consisted of 60,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $.02 per share (the "Preferred Stock"). Immediately prior to the Closing Date,
          (A) 26,970,580 shares of Common Stock and no shares of Preferred Stock were issued and outstanding, (B) 6,734,598 shares of Common Stock are currently reserved and subject to issuance upon the exercise of outstanding stock options, warrants or other convertible rights, (C) 192,607 shares of Common Stock are held in the treasury of Euronet,
          (D) up to 90,825 additional shares of Common Stock may be issued under the 1996, 1998 and 2002 Stock Incentive Plans (the "Benefit Plans"), and (E) up to 435,036 shares of Common Stock may be issued under the Euronet 2003 Employee Stock Purchase Plan. All of the outstanding shares of Common Stock are, and all shares of capital stock which may be issued pursuant to stock options, warrants or other convertible rights will be, when issued and paid for in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable, free of any preemptive rights in respect thereof and issued in material compliance with all applicable state and federal laws concerning the issuance of securities. As of the date hereof, except as set forth above or on Schedule 3(g) attached hereto, and except for shares of Common Stock or other securities issued upon conversion, exchange, exercise or purchase associated with the securities, options, warrants, rights and other instruments referenced above, no shares of capital stock or other voting securities of Euronet were outstanding, no equity equivalents, interests in the ownership or earnings of Euronet or other similar rights were outstanding, and there were no existing options, warrants, calls, subscriptions or other rights or agreements or commitments relating to the capital stock of Euronet or any of its subsidiaries or obligating Euronet or any of its subsidiaries to issue, transfer, sell or redeem any shares of capital stock, or other equity interest in, Euronet or any of its subsidiaries or obligating Euronet or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement or commitment. Attached hereto as Schedule 3(g) is a complete and correct list as of the date of this Agreement of all outstanding options, warrants, calls, subscriptions and other rights or agreements or commitments relating to the issuance of additional shares of capital stock of Euronet and with respect to each a description of the number and class of securities and the exercise price thereof; provided that with respect to options or shares issued or issuable under the Benefit Plans, such

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          schedule shall summarize the total number of shares subject to, the range of exercise prices under and the average exercise prices of such options, warrants, calls, or other rights issued under the Benefit Plans.

     (h) Shares Reserved; Issuance of Investment Securities. As of the date hereof, Euronet has validly reserved one million, one hundred thirty-one thousand, three hundred and sixty-three (1,131,363) shares of Common Stock for issuance to Fletcher as the Initial Shares and two million, nine hundred and eleven thousand, five hundred twenty-six (2,911,526) shares of Common Stock for issuance upon exercise of the Additional Investment Rights. When issued to Fletcher against payment therefor, as provided in the Agreement or the Certificate, each Common
          Share:

          (i) will have been duly and validly authorized, duly and validly issued, fully paid and non-assessable;

          (ii) will be free and clear of any security interests, liens, claims or other encumbrances; and

          (iii) will not have been issued or sold in violation of any preemptive or other similar rights of the holders of any securities of Euronet.

     (i) Registration and Listing of Common Stock. The Common Stock is registered pursuant to Section 12(g) of the Exchange Act and Euronet satisfies all listing and maintenance criteria of the Nasdaq. To Euronet's knowledge, Euronet has taken no action that would be likely to, and is aware of no present set of facts or circumstances as of the date hereof that would (with the passage of time or the giving of notice or both or neither), cause (i) the termination of the registration of the Common Stock under the Exchange Act or (ii) the delisting of the Common Stock from the Nasdaq.

     (j) SEC Filings. Euronet has filed in a timely manner all forms, reports or other documents that Euronet was required to file under the Securities Act of 1933, as amended (the "Securities Act"), or under
          Section 13(a) or 15(d) of the Exchange Act (each an "SEC Filing") during the 12 months preceding the date hereof. Since September 30, 2000, each of Euronet's SEC Filings, including the financial statements and schedules of Euronet and results of Euronet's operations and cash flow contained therein, complied in all material respects with the SEC's requirements as of their respective filing dates and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading. As of the date hereof and as of the Closing Date, Euronet's SEC Filings made before and excluding the date hereof fully disclose all material information concerning Euronet and its subsidiaries (other than the existence and

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          terms of this Agreement, and other than as disclosed by Euronet to
          Fletcher pursuant to the Nondisclosure Agreement by and between Euronet and Fletcher dated as of November 19, 2003 (the "Nondisclosure Agreement")). Fletcher acknowledges that the existence and terms of this Agreement will not be publicly disclosed prior to the distribution of the press release, and the filing by Euronet of the report on Form 8-K, referenced in Section 8(c) hereof.

     (k) Legal Proceedings. Since January 1, 2003 through the Closing Date, there has not been any pending, or to the best knowledge of Euronet, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over Euronet or any of its subsidiaries or any of its affiliates that could cause a Material Adverse Effect, except as disclosed in Euronet's SEC Filings on or before the date immediately prior to and excluding the date hereof.

     (l) Material Adverse Effect. Since the date of Euronet's most recent SEC Filing through the Closing Date, there has not been, and Euronet is not aware of, (i) any development or condition that has resulted, or is reasonably likely to result, in a Material Adverse Effect, (ii) any obligation, direct or contingent, that is material to Euronet or its subsidiaries on a consolidated basis, incurred by Euronet or any of its subsidiaries, except obligations incurred in the ordinary course of business and except as disclosed by Euronet to Fletcher pursuant to the Nondisclosure Agreement, (iii) any dividend or distribution of any kind declared, paid or made on the capital stock of Euronet, or (iv) any loss or damage (whether or not insured) to the physical property of Euronet or any of its subsidiaries which has been sustained which has resulted, or is reasonably likely to result in, a Material Adverse Effect.

     (m) Financial Statements. The consolidated financial statements of Euronet and the related notes contained in Euronet's SEC Filings present fairly, in accordance with United States generally accepted accounting principles ("GAAP"), the financial position of Euronet and its subsidiaries as of the dates indicated, and the results of its operations and cash flows for the periods therein specified. Such financial statements (including the related notes) have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods therein specified, except as disclosed in Euronet's SEC Filings.

     (n) Exemption from Registration. The offer and sale of the Investment Securities to Fletcher pursuant to this Agreement will, subject to the accuracy of Fletcher's representations and warranties contained in
          Section 6 hereof and Fletcher's compliance with the applicable covenants and agreements contained in Section 10 hereof, be made in accordance with an exemption from the registration requirements of the Securities Act and any applicable state law. Neither Euronet nor any agent on its behalf has solicited or will solicit any offers to buy or has

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          offered to sell or will offer to sell all or any part of the
          Investment Securities or any other securities to any Person or Persons so as to bring the sale of Investment Securities by Euronet to Fletcher within the registration provisions of the Securities Act.

     (o) Solvency. The sum of the assets of Euronet, both at a fair valuation and at present fair salable value, exceeds its liabilities, including contingent liabilities, and Euronet has sufficient capital with which to conduct its business as presently conducted and as proposed to be conducted. Euronet has not incurred debt, and does not intend to incur debt, beyond its ability to pay such debt as it matures. For purposes of this paragraph, "debt" means any liability on a claim, and "claim" means (x) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (y) a right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured. With respect to any such contingent liabilities, such liabilities are computed at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.

     (p) Non-Public Information. Fletcher has not requested from Euronet and, other than as disclosed by Euronet to Fletcher pursuant to the Nondisclosure Agreement, Euronet has not furnished to Fletcher, any material non-public information concerning Euronet or its subsidiaries.

     (q) Equivalent Value. As of the Closing Date, the consideration that Euronet is receiving from Fletcher is equivalent in value to the consideration Fletcher is receiving from Euronet pursuant to this Agreement; provided, however, that Euronet does not hereby provide any warranty or guarantee of the value of the Investment Securities. As of the Closing Date, under the terms of this Agreement, Euronet is receiving fair consideration from Fletcher for the agreements, covenants, representations and warranties made by Euronet to Fletcher.

     (r) Manipulation of Stock Price. Neither Euronet nor any of its subsidiaries has taken, nor will they take, in violation of applicable law, any action outside the ordinary course of business designed to or that might reasonably be expected to cause or result in unlawful manipulation of the price of the Common Stock to facilitate the sale or resale of the Common Shares.

     (s) Accountants; Audited Financials. KPMG Polska Sp. z o.o., who expressed their opinion with respect to the consolidated financial statements incorporated by reference from Euronet's Annual Report on Form 10-K for the year ended

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          December 31, 2002, are independent accountants as required by the
          Securities Act and the rules and regulations promulgated thereunder. On the date of this Agreement, Euronet has delivered a true, correct and complete copy of (i) the report of KPMG Polska Sp. z o.o. to the board of directors and stockholders of Euronet, dated February 7, 2003 (except Note 29, which is dated February 19, 2003), together with the consolidated balance sheets, consolidated statements of operations and comprehensive (loss)/income, changes in stockholders' equity/(deficit) and cash flows for each of the fiscal years in the three-year period ended December 31, 2002, as such report appears in Euronet's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (the "Audit Report"), and (ii) the written consent of KPMG Polska Sp. z o.o. to the delivery of the Audit Report to Fletcher.

     (t) Investment Company. Euronet is not an "investment company" or an entity "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

4. Registration Provisions.

     (a) Euronet shall as soon as practicable and at its own expense, but in no event later than December 21, 2003, file a Registration Statement (as defined below) under the Securities Act covering the resale of all of the Common Shares and shall use its best efforts to cause such Registration Statement to be declared effective as soon as practicable, but not later than February 18, 2004 (or, in the event that the SEC elects to review such Registration Statement, March 19,
          2004) (such date, as the case may be, the "Required Registration Date"). The obligations to have the Registration Statement declared effective and to maintain such effectiveness with respect to at least the Registrable Number (as defined below) as provided in this Section 4 (subject to any Blackout Period that does not constitute a Blackout Violation, in each case, as defined below) are referred to herein as the "Registration Requirement." Pursuant to the preceding sentence, Euronet shall initially register pursuant to such Registration Statement four million, forty-two thousand, eight hundred and eighty-nine (4,042,889) shares of Common Stock, representing fourteen and ninety-nine one-hundredths percent (14.99%) of the shares of Common Stock outstanding as of the date of this Agreement before the issuance of the Initial Shares (the "Original Number").

     (b) Each Common Share is a "Covered Security" and the registration statement filed or required to be filed under the Securities Act in accordance with Section 4(a) hereof, together with all amendments and supplements thereto and any replacement registration statement with respect to the Covered Securities, is referred to as the "Registration Statement." Euronet shall provide prompt written notice to Fletcher when the Registration Statement has been declared effective by the SEC.

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     (c)  Euronet will use its best efforts to: (i) keep the Registration
          Statement effective until the earlier of (A) the later of (1) the second anniversary of the issuance of the last Covered Security that may be issued, or (2) such time as all of the Covered Securities issued or issuable to Fletcher can be sold by Fletcher or any of its affiliates within a three-month period without compliance with the registration requirements of the Securities Act pursuant to Rule 144 under the Securities Act ("Rule 144") or (B) the date all of the Covered Securities issued or issuable shall have been sold by Fletcher and its affiliates (such later period, the "Registration Period");
          (ii) prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement (as so amended and supplemented from time to time, the "Prospectus") as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Covered Securities by Fletcher or any of its affiliates; (iii) furnish such number of Prospectuses and other documents incident thereto, including any amendment of or supplement to the Prospectus, as Fletcher from time to time may reasonably request; (iv) cause all Covered Securities to be listed on each securities exchange and quoted on each quotation service on which similar securities issued by Euronet are then listed or quoted; (v) provide a transfer agent and registrar for all Covered Securities and a CUSIP number for all Covered Securities; (vi) otherwise comply with all applicable rules and regulations of the SEC, the Nasdaq and any other exchange or quotation service on which the Covered Securities are obligated to be listed or quoted under this Agreement; and (vii) file the documents required of Euronet and otherwise obtain and maintain requisite blue sky clearance in (x) New York and all other jurisdictions in which any of the Covered Securities were originally sold and (y) all other states specified in writing by Fletcher, provided, however, that as to this clause (y), Euronet shall not be required to qualify to do business or consent to service of process in any state in which it is not now so qualified or has not so consented. Fletcher shall have the right to approve the description of the selling stockholder, plan of distribution and all other references to Fletcher and its affiliates contained in any Registration Statement and any Prospectus; provided, however, that Fletcher shall approve, or modify to Fletcher's reasonable satisfaction, such descriptions and references within two
          (2) Business Days after and excluding the date on which Fletcher is provided with the final forms of such descriptions and references, and if such approval or modification is not given to Euronet within such two (2) Business Day period, Fletcher shall be deemed to have given its approval.

     (d) Euronet shall furnish to Fletcher upon request a reasonable number of copies of a supplement to or an amendment of any Prospectus as may be necessary in order to facilitate the public sale or other disposition of all or any of the Covered Securities by Fletcher or any of its affiliates pursuant to the Registration Statement.

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     (e)  With a view to making available to Fletcher and its affiliates the benefits of Rule 144 and Form S-3 under the Securities Act, Euronet covenants and agrees to: (i) make and keep available adequate current public information (within the meaning of Rule 144(c)) concerning Euronet during the Registration Period; and (ii) furnish to Fletcher upon request, as long as Fletcher owns any Covered Securities, (A) a written statement by Euronet that it has complied with the reporting requirements of the Securities Act and the Exchange Act, (B) a copy of the most recent annual or quarterly report of Euronet and (C) such other information as may be reasonably requested in order to avail Fletcher and its affiliates of Rule 144 or Form S-3 with respect to such Covered Securities.

     (f) Notwithstanding anything else in this Section 4, if, at any time during which a Prospectus is required to be delivered in connection with the sale of any Covered Security, Euronet determines in good faith and upon advice of counsel that a development has occurred or a condition exists as a result of which the Registration Statement or the Prospectus contains a material misstatement or omission, or that a material transaction in which Euronet is engaged or proposes to engage would require an immediate amendment to the Registration Statement, a supplement to the Prospectus or a filing under the Exchange Act or other public disclosure of material information and the disclosure of such transaction would be premature or injurious to the consummation of the transaction, Euronet will promptly notify Fletcher thereof by telephone and in writing. Upon receipt of such notification, Fletcher and its affiliates will immediately suspend all offers and sales of any Covered Security pursuant to the Registration Statement. In such event, Euronet will amend or supplement the Registration Statement and the Prospectus or make such filings or public disclosures as promptly as practicable and will use its best efforts to take such other steps as may be required to permit sales of the Covered Securities thereunder by Fletcher and its affiliates in accordance with applicable federal and state securities laws. Euronet will promptly notify Fletcher after it has determined in good faith that such sales have become permissible in such manner and will promptly deliver copies of the Registration Statement and the Prospectus (as so amended or supplemented, if applicable) to Fletcher in accordance with paragraphs (c) and (d) of this Section 4. Notwithstanding the foregoing, (i) under no circumstances shall Euronet be entitled to exercise its right to suspend sales of any Covered Securities pursuant to the Registration Statement more than twice in any twelve (12)-month period, (ii) the period during which such sales may be suspended (each, a "Blackout Period") shall not exceed thirty (30) days and
          (iii) no Blackout Period may commence less than thirty (30) days after the end of the preceding Blackout Period. If the Registration Requirement is not satisfied at any time, or if any Blackout Period shall exceed the duration or frequency limits set forth in clause (i),
          (ii) or (iii) (a "Blackout Violation"), then for each month or portion thereof in which the Registration Requirement is not satisfied or a Blackout Violation occurs or continues, the Additional Investment Amount shall be increased by an amount equal to five percent (5%) of the Initial Investment, which increase shall be simple until two (2) months after the Required Registration Date and shall be compounded monthly from and after the third (3rd) month following the Required Registration Date, and the Additional Investment Rights evidenced by the Certificate shall therefore become exercisable for additional shares of Common Stock at the Additional Investment Price (as defined in the Certificate) up to such amount. The provisions of this section shall be in addition to any other remedies that may be available to Fletcher under law or under this Agreement or the Certificate.

     (g)  Promptly after the commencement of a Blackout Period pursuant to this
          Section 4, Fletcher will notify Euronet of any contract to sell, assign, deliver or otherwise transfer any Covered Security (each a "Sales Contract") that Fletcher or any of its affiliates has entered into prior to the commencement of such Blackout Period and that would require delivery of such Covered Securities during such Blackout Period, which notice will contain the aggregate sale price and quantity of Covered Securities pursuant to such Sales Contract. Within two (2) Business Days of receipt of such notice, Euronet will notify Fletcher of its election either to (i) terminate the Blackout Period and, as promptly as practicable, amend or supplement the Registration Statement or the Prospectus in order to correct the material misstatement or omission and deliver to Fletcher copies of such amended or supplemented Registration Statement and Prospectus in accordance with paragraphs (c) and (d) of this Section 4, or (ii) continue the Blackout Period in accordance with this paragraph. If Euronet elects to continue the Blackout Period (or Euronet elects to terminate the Blackout Period, but the Blackout Period is not terminated before the latest date that Fletcher may consummate the transaction contemplated by the Sales Contract), and if Fletcher or any of its affiliates are therefore unable to consummate the sale of Covered Securities pursuant to the Sales Contract (such unsold Covered Securities being the "Unsold Securities"), Euronet will promptly indemnify each Fletcher Indemnified Party (as such term is defined in Section 16(a) below) against any Proceeding (as such term is defined in Section 16(a) below) that each Fletcher Indemnified Party may incur arising out of or in connection with Fletcher's breach or alleged breach of any such Sales Contract, and Euronet shall reimburse each Fletcher Indemnified Party for any reasonable costs or expenses (including reasonable legal fees) incurred by such party in investigating or defending any such Proceeding. The purpose of the indemnities set forth in this Section 4(g) shall be to make the Fletcher Indemnified Parties whole for all losses, costs and expenses related to such Blackout Period, and the calculation of any indemnification payment under this Section 4(g) shall take into account all relevant factors, including (i) any cash payment made to any Person to terminate or modify such Sales Contract, (ii) the cost of covering by purchasing or borrowing Common Stock or other securities to deliver pursuant to such Sales Contract, (iii) the expected net benefit to Fletcher of delivering the Unsold Securities pursuant to the Sales Contract and (iv) Fletcher's mitigation of losses resulting from sales of the Unsold Securities after the Blackout Period. If Euronet elects to terminate the Blackout Period, Fletcher shall use reasonable efforts to extend the consummation date of such Sales Contract until after such Blackout Period ends; provided, however, that Fletcher shall not be required to take any action with respect to such Sales Contract that would have a negative financial effect on Fletcher.

     (h) If the Registration Requirement is not satisfied at any point in time during the Registration Period, or if a Blackout Violation occurs, then the Additional Investment Term (as defined in the Certificate) shall be extended by one day for each day (or portion thereof) that the Registration Requirement shall not have been satisfied or the Blackout Violation shall exist, as the case may be. In each instance in which the Additional Investment Amount is increased pursuant to this Section 4, the Additional Investment Term shall be extended such that Fletcher shall have no less than ninety (90) Business Days to exercise the Additional Investment Rights, in whole or in part, after the Registration Statement is effective or reinstated or the Blackout Violation ceases to exist, as the case may be.

5. Exercise of Additional Investment Rights.

     (a) The Additional Investment Rights are exercisable into Common Shares in accordance with the terms and conditions set forth in the Certificate. The form of the "Additional Investment Notice" to be executed and delivered by Fletcher to Euronet as specified therein is attached as
          Exhibit 1 to the Certificate and the form of the "Additional Investment Delivery Notice" to be executed and delivered by Euronet to Fletcher as specified therein is attached as Exhibit 2 to the Certificate.

     (b) If the number of Common Shares issued and issuable under this Agreement and the Certificate on any date (a "Trigger Date") would result in Fletcher receiving more than two million, nine hundred sixty-four thousand, sixty-seven (2,964,067) Common Shares, representing ten and ninety-nine one-hundredths percent (10.99%) of the Original Number, Euronet shall not issue Common Shares to the extent that the total number of Common Shares issued hereunder (including upon exercise of the Additional Investment Rights, in whole or in part) would exceed four million, forty-two thousand, eight hundred and eighty-nine (4,042,889) Common Shares, representing fourteen and ninety-nine one-hundredths percent (14.99%) of the Original Number, and such circumstance would require the approval of the holders of Common Stock pursuant to the listing requirements or rules of the Nasdaq (whether or not listed on Nasdaq) (or such other U.S. national securities exchange on which Common Stock is then listed). From and after any Trigger Date, Fletcher shall have the right to make a Net Basis Settlement (as defined in the Certificate), provided, however, that such Net Basis Settlement shall not be honored and shall have no effect to the extent that as a result of following such instructions, the total number of Common Shares issued (after giving effect to such Net Basis Settlement and without regard to the gross number of Common Shares used to compute the net number of Common Shares deliverable thereby) would exceed four million, forty-two thousand, eight hundred and eighty-nine (4,042,889) Common Shares, representing fourteen and ninety-nine one-hundredths percent (14.99%) of the Original Number.

     (c) The aggregate number of Common Shares issuable upon exercise of the Additional Investment Rights shall not exceed the lesser of (i) the number of Common Shares otherwise issuable under the Additional Investment Rights without regard to the limitation contained in this
          Section 5(c) and (ii) the Maximum Number. The "Maximum Number" is initially one million, four hundred sixty-eight thousand sixty-seven (1,468,067) and thereafter shall be automatically increased upon expiration of a sixty-five (65) day period (the "Notice Period") after
          (i) Euronet delivers an Increase Notice (as defined below) by nine and one-quarter percent (9.25%) of the Increase (as defined below) set forth in such Increase Notice or (ii) Fletcher delivers a notice (a "65 Day Notice") to Euronet designating a new Maximum Number. Euronet shall deliver a notice (an "Increase Notice") stating the aggregate number of shares of Common Stock outstanding as of the last day of the preceding month and the second preceding month and the increase, if any (the "Increase"), from the second preceding month (or in the case of the last day of the month immediately following the Closing Date, the number of shares outstanding specified in Section 3(g)) to the preceding month. A 65 Day Notice may be given at any time. Unless expressly waived by Fletcher, Euronet shall deliver an Increase Notice to Fletcher on or before the 10th day of every calendar month from and including the Closing Date. From time to time following the Notice Period, Common Stock may be issued to Fletcher on any Business Day for any quantity of Common Stock, such that the aggregate number of shares of Common Stock issued under the Certificate upon exercise of the Additional Investment Rights is less than or equal to the Maximum Number.

6. Representations and Warranties of Fletcher. Fletcher hereby represents and warrants to Euronet, as of the date hereof and on the Closing Date and on each Additional Investment Closing Date (as defined in the Certificate), as follows:

     (a) Fletcher has been duly incorporated and is validly existing in good standing under the laws of Bermuda.

     (b) The execution, delivery and performance of this Agreement by Fletcher have been duly authorized by all requisite corporate action and no further consent or authorization of Fletcher, its Board of Directors or its stockholders is required. This Agreement has been duly executed and delivered by Fletcher and, when duly authorized, executed and delivered by Euronet, will be a valid and binding agreement enforceable against Fletcher in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity.

     (c) Neither the execution and delivery by Fletcher of this Agreement nor the performance by Fletcher of any of its obligations hereunder or under the Certificate violates, conflicts with, results in a breach of, or constitutes a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) or creates any rights in respect of any person under (i) the certificate of incorporation or by-laws of Fletcher,
          (ii) any decree, judgment, order, law, treaty, rule, regulation or determination of any court, governmental agency or body, or arbitrator having jurisdiction over Fletcher or any of its affiliates or any of their respective properties or assets, or (iii) the terms of any agreement, document or other instrument to which Fletcher or any of its affiliates is a party, by which Fletcher or any of its affiliates is bound, or to which any of the properties or assets of Fletcher or any of its affiliates is subject, except such violations, conflicts, breaches, defaults or rights that would not reasonably be expected to materially impair Fletcher's ability to enter into this Agreement or to perform its obligations hereunder.

     (d) Fletcher understands that no United States federal or state agency has passed on, reviewed or made any recommendation or endorsement of the Investment Securities.

     (e) Fletcher is an "accredited investor" as such term is defined in Regulation D promulgated under the Securities Act.

     (f) Subject to Section 4 hereof, Fletcher understands that the Investment Securities have not been registered under the Securities Act and may not be re-offered or resold in the United States other than pursuant to registration thereunder or an available exemption therefrom.

     (g) Fletcher is purchasing the Investment Securities for its own account for investment only and not with a view to, or for resale in connection with, the public sale or distribution thereof in the United States, except pursuant to sales registered under the Securities Act or an exemption therefrom.

     (h) Fletcher understands that the Investment Securities are being or will be offered and sold to it in reliance on specific exemptions from the registration requirements of the United States federal securities laws and that Euronet is relying on the truth and accuracy of, and Fletcher's compliance with, the representations, warranties, agreements, acknowledgments and understandings of

          Fletcher set forth herein in order to determine the availability of such exemptions and the eligibility of Fletcher to acquire the Investment Securities.

     (i) Fletcher has not taken, nor will they take, in violation of applicable law, any action outside the ordinary course of business designed to or that might reasonably be expected to cause or result in unlawful manipulation of the price of the Common Stock to facilitate the sale or resale of the Common Shares.

7. Future Equity Issuances.

     (a) If, on or after the date hereof and prior to the end of the Additional Investment Term, Euronet engages or participates in (or intends to engage or participate in) any discussions with any Person regarding, any Later Issuance (as defined, and subject to the limitations, below), other than a bona fide public offering of Euronet's Common Stock, Euronet shall (i) promptly notify Fletcher of the existence of Euronet's intentions or discussions with respect to the proposed Later Issuance and (ii) in connection with such notice, inquire whether Fletcher desires to be informed as to the substance of such intentions or discussions. If Fletcher notifies Euronet in writing that Fletcher elects to become informed with respect to such proposed Later Issuance by midnight, New York City time, on the Business Day after and excluding the date on which Euronet so notifies Fletcher, Euronet shall use its best efforts to engage in good faith discussions with Fletcher regarding the proposed Later Issuance and shall not consummate such Later Issuance for two (2) full Business Days after and excluding the date of Fletcher's election. For purposes of clarification, nothing in this subsection shall obligate Euronet to allow Fletcher to participate in a Later Issuance.

     (b)  If, on or after the date hereof and prior to the end of the thirtieth
          (30th) day after and excluding the effective date of the Registration Statement (the "Future Issuance Period"), there is a Later Issuance at a Later Issuance Price (as defined below) per share that is less than the Agreement Date Price, then Euronet shall promptly issue, and deliver certificates to Fletcher representing, an additional number of shares of Common Stock equal to the positive difference between (A) the number of shares calculated by dividing $20,000,000 by the sum of
          (1) the Later Issuance Price and (2) $2.00 and (B) the Initial Shares.

     (c) If, after the Future Issuance Period and during the Additional Investment Term, there is a Later Issuance at a Later Issuance Price that is less than the Agreement Date Price, then Euronet shall promptly issue, and deliver certificates to Fletcher representing, an additional number of shares of Common Stock equal to the positive difference between (i) the number of shares calculated by dividing $20,000,000 by N, where "N" is calculated as follows:

          N = (Original Number x Initial Purchase Price)) +
              (New Number x (Later Issuance Price + $2.00))
              ---------------------------------------------

                      (Original Number + New Number)

          and (ii) the Initial Shares.

     (d) Notwithstanding the foregoing, Euronet shall have no obligation to make an Initial Price Adjustment pursuant to Section 7(a) or Section 7(b) until the Later Issuances, in the aggregate, would result in an Initial Price Adjustment of more than one percent (1%) of the Initial Shares, at which time, Euronet would be obligated to make an Initial Price Adjustment for all such Later Issuances.

     (e) "Later Issuance" shall mean (i) a public disclosure of Euronet's intention or agreement to engage in, or (ii) a consummation of, any sale or issuance by Euronet, directly or indirectly, to any Person or Persons (other than Fletcher or its affiliates) of any shares of, or securities convertible into, exercisable or exchangeable for, or whose value is derived in whole or in part from, any shares of any class of Euronet's capital stock; provided that "Later Issuance" shall not include (A) a sale or issuance to the sellers of any business or assets of a business being purchased by Euronet in a bona fide acquisition whether through purchase, merger, consolidation, exchange offer or otherwise, (B) a bona fide sale or issuance to any strategic or joint venture partner, the primary purpose of which is not equity financing, (C) issuances pursuant to any stock split, dividend or distribution payable in additional shares of capital stock to holders of Common Stock, (D) sales or issuances to employees, consultants or directors of Euronet directly or pursuant to a stock option plan, employee stock purchase plan or restricted stock plan, or other similar arrangements related to compensation for services in effect on the date of this Agreement, or similar plans or arrangements approved by Euronet's Board of Directors after the date hereof, in each case in the ordinary course of business consistent with past practices, (F) issuances issued upon the exercise of any options or warrants to purchase capital stock outstanding on the date hereof or upon conversion of any securities convertible into capital stock outstanding on the date hereof, in each case in accordance with the terms of such options, warrants or securities in effect on the date hereof, (G) issuances in connection with the exercise or triggering of a "poison pill" or similar anti-takeover mechanism or (H) Common Shares issued or issuable pursuant to this Agreement or upon exercise of the Additional Investment Rights. "Later Issuance Price" shall mean the fair market value of the minimum amount of consideration deliverable by the purchaser in return for each share of Common Stock (or economic equivalent thereof). The "New Number" shall equal the number of shares of Common Stock (or economic equivalent thereof) issued or issuable in the Later Issuance; provided that in the case of derivative securities with net settlement, cash settlement or settlement other than through the issuance of the gross number of reference shares thereunder, the "New Number" shall be the gross number of reference shares of Common Stock (or economic equivalent thereof) thereunder. An issuance of shares and delivery of certificates pursuant to Section 7(a) or Section 7(b) is referred to as an "Initial Price Adjustment."

8. Covenants of Euronet. Euronet covenants and agrees with Fletcher as follows:

     (a) For so long as Fletcher owns or has the right to purchase any Investment Securities, and for a period of one (1) year thereafter, Euronet will (i) use its best efforts to maintain the eligibility of the Common Shares for listing on the Nasdaq; (ii) use its best efforts to regain the eligibility of the Common Shares for listing or quotation on all the Nasdaq in the event that the Common Shares are delisted by the Nasdaq; and (iii) use its best efforts to cause the representations and warranties contained in Subsections (a), (b), (c),
          (d), (e), (f), (h), (i), (n), (p), (r), and (t) of Section 3 to be and remain true and correct.

     (b)  Restatements.

                    (i) If a Restatement occurs on or before the third anniversary of the date hereof (or, if later, the end of the Additional Investment Term), Euronet shall:

               (A) deliver to Fletcher a written notice within five (5) Business Days of each Restatement, stating the date on which a Restatement has occurred and including the documents in which the Restatement was publicly disclosed; and

               (B) issue to Fletcher, within three (3) Business Days of the date that Fletcher delivers a written notice to Euronet electing one of the time periods specified in clause (x) or
                    (y) of subsection (iii)(A) below, an additional number of shares of Common Stock, if any, equal to the positive difference, if any, between (1) the quotient of twenty million dollars ($20,000,000) divided by the Restatement Price and (2) the number of Initial Shares.

                    (ii) "Restatement" means that Euronet restates or announces its intention to restate any portion of its Closing Date Financial Statements, except (A) as is required as a result of a change occurring after the date of this Agreement in applicable law or GAAP, which change is implemented by Euronet in the manner and at the time prescribed by such law or such generally accepted accounting principle and (B) for pro forma financial statements filed with the SEC in connection with an acquisition, which restatement relates primarily to the financial statements of the acquired company for the period prior to the effective date of such acquisition.

                    (iii) "Restatement Price" means the sum of:

               (A) the lesser of (1) the Average Price calculated as of, or (2) the average of the Daily Prices for the five Business Days ending on and including, either of the following dates, in the sole discretion of Fletcher: (x) any date (as elected by Fletcher) during the forty (40) Business Days after and excluding the related Restatement Date or (y) any date (as elected by Fletcher) during the forty (40) Business Days after and excluding any date on which Euronet files restated financial statements with the SEC with respect to such Restatement (such amount, the "New Price"), and

               (B) the product of (1) two dollars ($2.00), multiplied by (2) the New Price divided by the Agreement Date Price.

                    (iv) "Closing Date Financial Statements" means all financial statements (including the notes thereto) and earnings releases filed by Euronet with (or furnished by Euronet to) the SEC or publicly announced by Euronet on or before the Closing Date.

                    (v) "Restatement Date" means, at the option of and pursuant to the determination of Fletcher (as designated in a notice from Fletcher to Euronet), any date on which a Restatement occurs (including, with respect to any Restatement, the date of an announcement by Euronet of its intention to restate any portion of its Closing Date Financial Statements or the date on which is filed an amended Form 10-K, amended Form 10-Q or Form 8-K or issuance of a press release in respect of the matters described in such announcement or the date on which such Restatement is filed with the SEC).

                    (vi) "Average Price" means, with respect to any reference date, the average of the Daily Prices of the Common Stock for the thirty (30) Business Days ending on and including such reference date, subject to adjustment for stock splits, recombinations, stock dividends and the like.

                    (vii) "Daily Price" means, on any date, the amount per share of the Common Stock, equal to (i) the daily volume-weighted average price on the Nasdaq or, if no such sale takes place on such date, the average of the closing bid and asked prices on the Nasdaq thereof on such date, in each case as reported by Bloomberg, L.P. (or by such other person as Fletcher and Euronet may agree), or (ii) if such Common Stock is not then listed or admitted to trading on the Nasdaq, the fair market value per share thereof determined in good faith by an independent, nationally recognized appraisal firm selected by Fletcher and reasonably acceptable to Euronet (whose fees and expenses shall be borne by Euronet), subject to adjustment for stock splits, recombinations, stock dividends and the like.

     (c) Euronet will provide Fletcher with a reasonable opportunity (which, except with respect to the press release described below, shall not be less than one (1) full Business Day) to review and comment on any public disclosure by Euronet of information regarding this Agreement and the transactions contemplated hereby, prior to such public disclosure. Euronet shall, within one (1) Business Day after the Closing Date, publicly distribute a press release disclosing the material terms of this Agreement in the form previously provided by Euronet to Fletcher and shall, on or before November 25, 2003, file a report with the SEC on Form 8-K (i) disclosing the material terms of this Agreement and any material information provided to Fletcher pursuant to the Nondisclosure Agreement, and (ii) filing as an exhibit thereto a copy of this Agreement, the Certificate, and any and all documents provided to Fletcher pursuant to the Nondisclosure Agreement.

     (d) Beginning on the date hereof and for so long as Fletcher owns any Investment Securities and for a period of ninety (90) days thereafter, Euronet will promptly notify Fletcher immediately following any public disclosure by Euronet of material information regarding Euronet or its financial condition, prospects or results of operation.

     (e) Euronet will make all filings required by law with respect to the transactions contemplated hereby.

     (f) For so long as Fletcher holds any Investment Securities, prior to the filing of each of its quarterly reports on Form 10-Q and annual report on Form 10-K with the SEC, Euronet shall deliver to Fletcher a review report relating to the final consolidated unaudited or audited, as applicable, financial statements contained therein, prepared by a nationally recognized accounting firm.

     (g) Euronet shall at all times have reserved for issuance four million, forty-two thousand, eight hundred and eighty-nine (4,042,889) shares of Common Stock, representing fourteen and ninety-nine one-hundredths percent (14.99%) of the Original Number.

     (h) Euronet shall use its commercially reasonable efforts to cause the Common Shares to be eligible for book-entry transfer through The Depository Trust Company (or any successor thereto) as soon as practicable after the date of this Agreement and thereafter to use commercially reasonable efforts to maintain such eligibility.

     (i) Within five (5) Business Days of the date hereof, Euronet shall have taken all necessary action such that the full exercise of Fletcher's rights under this Agreement and the Certificate (including, without limitation, the full exercise of all of the Additional Investment Rights and the acquisition of securities permitted pursuant to Section 10(e)(i) hereof) does not and will not result in the grant of any rights to any Person under the Rights Agreement (other than the sale of the preferred stock purchase rights attached to the Common Stock sold hereunder and under the Additional Investment Rights) or enable, require or cause the rights under the Rights Agreement to be exercised, distributed or triggered.

     (j) Euronet shall file an appropriate notification form for the listing of additional shares with the Nasdaq for the listing and admission for trading of all of the Common Shares no later than November 21, 2003. Euronet shall use its best efforts to obtain approval of such additional listing of shares with the Nasdaq as promptly as practicable and, in the event that such approval shall not have been obtained before December 8, 2003, Euronet shall deliver to Fletcher a written report describing in reasonable detail Euronet's efforts to obtain such approval. Upon receiving approval of such additional listing of shares, Euronet shall promptly deliver written notice to Fletcher stating the date and time of such approval and the name and telephone number of the listing agent at Nasdaq who approved of the additional listing.

9. Change in Control.

     (a) If Euronet is a party to any transaction which results in a Change in Control, Fletcher and its assigns shall have the rights set forth in the Certificate regarding any Change in Control in addition to the rights contained in this Agreement.

     (b) Euronet agrees that it will not enter into an agreement with an Acquiring Person resulting in a Change in Control unless such agreement expressly obligates the Acquiring Person to assume all of Euronet's obligations under this Agreement and the Certificate and, promptly following the date an agreement is entered into with an Acquiring Person that would result in a Change in Control, Euronet shall deliver to Fletcher written notice that the Acquiring Person has assumed such obligations and, upon request of Fletcher, the Acquiring Person shall deliver to Fletcher a certificate of the chief executive officer and chief financial officer of such Acquiring Person (which certificate shall include as an attachment thereto certified copies of the resolutions of such Acquiring Person's board of directors approving such assumption) stating that the rights of Fletcher under this Agreement and the Certificate (including the Additional Investment Rights evidenced thereby) shall thereafter continue in full force and effect and the terms hereof and thereof shall be applicable to the securities which such Acquiring Person may be required to deliver upon any exercise of the Additional Investment Rights or the exercise of any of other rights pursuant to this Agreement or the Certificate. Euronet shall provide Fletcher with written notice of any proposed transaction resulting in a Change in Control as soon as the existence of such proposed transaction is made public by any Person.

     (c) "Change in Control" means (i) any acquisition of Euronet by means of merger or other form of corporate reorganization in which outstanding shares of capital stock of Euronet are exchanged for securities or other consideration issued, or caused to be issued, by the Acquiring Person (as hereinafter defined) or its Parent, Subsidiary or affiliate, other than a restructuring by Euronet where outstanding shares of Euronet are exchanged for shares of the Acquiring Person on a one-for-one basis and, immediately following the exchange, former stockholders of Euronet own all of the outstanding shares of the Acquiring Person on the same pro rata basis as prior to the exchange,
          (ii) a sale of all or substantially all of the assets of Euronet (on a consolidated basis) in a single transaction or series of related transactions, (iii) any other transaction or series of related transactions by Euronet in which the power to cast the majority of the eligible votes at a meeting of Euronet's stockholders at which directors are elected is transferred to a single entity or group acting in concert, or (iv) a capital reorganization or reclassification of the capital stock of Euronet (other than a reorganization or reclassification in which the capital stock of Euronet is not converted into or exchanged for cash or other property, and, immediately after consummation of such transaction, the stockholders of Euronet immediately prior to such transaction own the capital stock of Euronet in substantially the same proportions relative to each other as such stockholders owned immediately prior to such transaction). Notwithstanding anything contained herein to the contrary, the change in the state of incorporation of Euronet shall not by itself constitute a Change in Control.

     (d)  "Acquiring Person" means, in connection with any Change in Control,
          (i) the continuing or surviving corporation of a consolidation or merger with Euronet (if other than Euronet), (ii) the transferee of all or substantially all of the properties or assets of Euronet, (iii) the corporation consolidating with or merging into Euronet in a consolidation or merger in connection with which the Common Stock is changed into or exchanged for stock or other securities of any other Person or cash or any other property, (iv) the entity or group acting in concert acquiring or possessing the power to cast the majority of the eligible votes at a meeting of Euronet's stockholders at which directors are elected, or, (v) in the case of a capital reorganization or reclassification, Euronet, or (vi) at Fletcher's election, any Person that (A) controls the Acquiring Person directly or indirectly through one or more intermediaries, (B) is required to include the Acquiring Person in the consolidated financial statements contained in such Parent's Annual Report on Form 10-K (if such Person is required to file such a report) or would be required to so include the Acquiring Person in such Person's consolidated financial statements if they were prepared in accordance with GAAP and (C) is not itself included in the consolidated financial statements of any other Person (other than its consolidated subsidiaries).

10. Covenants of Fletcher. Fletcher hereby covenants and agrees with Euronet that:

     (a) Neither Fletcher nor any of its affiliates will at any time offer or sell any Investment Securities other than pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption thereunder.

     (b) Neither Fletcher nor any of its affiliates shall engage an underwriter for an underwritten public offering of Common Shares, unless such underwriter shall be reasonably satisfactory to Euronet.

     (c) Neither Fletcher nor any of its affiliates shall engage in "short sales" (as defined in Rule 3b-3 of the Exchange Act) of Common Stock or of securities issued by Euronet that are directly or indirectly, and with or without consideration, convertible, exercisable or exchangeable into Common Stock. The provisions of this Section 10(c) shall not be deemed to (i) prohibit Fletcher or any of its affiliates from engaging in any transaction in any stock index, portfolio or derivative of which the Common Stock is a component, or (ii) extend to any non-affiliated third party, other than a Person (excluding, for the avoidance of doubt, any bona fide pledgee or financing counterparty who acquires the Additional Investment Rights upon a default, foreclosure or similar event) who purchases the Additional Investment Rights for value.

     (d) Fletcher shall not issue a press release or other public media announcement regarding the transactions contemplated hereby without the prior written consent of Euronet (such consent not to be unreasonably withheld or delayed); provided, that, such consent shall not be required for limited distributions of materials that contain no more information regarding the transactions contemplated hereby than has been publicly disclosed by Euronet.

     (e) Fletcher agrees that neither Fletcher nor any of its "affiliates" (as such term is used in the rules of the SEC) will, directly or indirectly, unless specifically authorized in advance by Euronet's Board of Directors: (i) acquire, or agree, offer, seek or propose to acquire, ownership or control of any voting securities of, Euronet or any subsidiary thereof (other than (x) the Investment Securities pursuant to this Agreement and the Certificate or (y) shares of Common Stock acquired for investment purposes and not with the purpose or effect of causing a Change in Control of Euronet, which, at the time of acquisition, when combined with shares of Common Stock then beneficially owned by Fletcher and its affiliates (as determined pursuant to Rule 13d-3 under the Exchange Act, provided, that, for the five (5) Business Days after and excluding the date hereof, the phrase "within 60 days" contained in subsection (d)(1)(i) thereof shall be disregarded) would not cause Fletcher and its affiliates to beneficially own (as determined pursuant to Rule 13d-3 under the Exchange Act, provided, that, for the five (5) Business Days after and excluding the date hereof, the phrase "within 60 days" contained in subsection (d)(1)(i) thereof shall be disregarded), in the aggregate, over fourteen and ninety-nine one-hundredths percent (14.99%) of the shares of Common Stock then outstanding), or any assets of Euronet or any subsidiary or division thereof (other than in the ordinary course of business) or enter into any merger or business combination with Euronet; (ii) make any "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC) to vote any voting securities of Euronet or otherwise communicate with the stockholders of Euronet in their capacities as stockholders, or otherwise seek or propose to influence or control Euronet's respective management or policies;
          (iii) make any public announcement with respect to, or submit a proposal for or offer of, any extraordinary transaction involving Euronet or its securities or assets; (iv) form, join or in any way participate in a "group" (as defined in Section 13(d)(3) of the Exchange Act) in connection with any of the foregoing; (v) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of Euronet; (vi) disclose any intention, plan or arrangement inconsistent with the foregoing; or (vii) advise, assist or encourage any other persons in connection with the foregoing; provided, however, that nothing in this
          Section 10(e) shall prohibit Fletcher from exercising, or otherwise limit Fletcher's ability to exercise, its rights as a stockholder of Euronet (including, without limitation, the ability to vote at stockholder meetings, tender into a tender or exchange offer, or surrender their shares for consideration offered by any person to stockholders of Euronet, generally, in connection with a Change in Control) with respect to any transaction by Euronet or by a third party that was not solicited by Fletcher.

11. Legend. Subject to Section 4, Fletcher understands that the certificates or other instruments representing the Investment Securities shall bear a restrictive legend in the following form (and a stop transfer order may be placed against transfer of such certificates or other instruments):

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED UNLESS (1) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, (2) THE SALE IS MADE IN ACCORDANCE WITH RULE 144 OR A BONA FIDE PLEDGE OR CUSTODIAL ARRANGEMENT WITH RESPECT TO SUCH SECURITIES OR (3) AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY IS DELIVERED STATING THAT SUCH REGISTRATION IS NOT REQUIRED.

     The legend set forth above shall be removed and Euronet shall issue a certificate without such legend if, unless otherwise required by state securities laws, the two-year holding period under Rule 144 or another applicable exemption from the registration requirements under the

Securities Act has been satisfied and, at such time, Fletcher is not an affiliate of Euronet and has not been an affiliate for the preceding three (3) months. After such removal, Euronet shall take all actions necessary to permit Fletcher or its representative to deposit such certificate, or cause such certificate to be deposited, upon issuance with the custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account designated in writing by Fletcher.

12. Conditions Precedent to Fletcher's Obligations. The obligations of Fletcher hereunder are subject to the performance by Euronet of its obligations hereunder and to the satisfaction of the following additional conditions precedent, unless expressly waived in writing by Fletcher:

     (a) On the Closing Date, (i) the representations and warranties made by Euronet in this Agreement shall be true and correct, except those representations and warranties which address matters only as of a particular date, which representations and warranties shall be true and correct as of such date; (ii) Euronet shall have complied fully with all of the covenants and agreements in this Agreement; and (iii) Fletcher shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of Euronet dated such date and to such effect.

     (b) On the Closing Date, Euronet shall have delivered to Fletcher an opinion of Hunton & Williams LLP reasonably satisfactory to Fletcher, dated as of the Closing Date, substantially in the form attached hereto as Annex C.

13. Conditions Precedent to Euronet's Obligations. The obligations of Euronet hereunder are subject to the performance by Fletcher of its obligations hereunder and to the satisfaction (unless expressly waived in writing by Euronet) of the additional conditions precedent that, on the Closing Date: (i) the representations and warranties made by Fletcher in this Agreement shall be true and correct; (ii) Fletcher shall have complied fully with all the covenants and agreements in this Agreement; and (iii) Euronet shall have received on such date a certificate of an appropriate officer of Fletcher dated such date and to such effect.

14. Fees and Expenses. Subject to Sections 15 and 16, each of Fletcher and Euronet agrees to pay its own expenses incident to the performance of its obligations hereunder, including, but not limited to the fees, expenses and disbursements of such party's counsel, except as is otherwise expressly provided in this Agreement.

15. Non-Performance.

     (a) If Euronet shall fail to deliver the Investment Securities to Fletcher required to be delivered pursuant to this Agreement in accordance with the terms and conditions of this Agreement for any reason other than the failure of any condition precedent to Euronet's obligations hereunder or the failure by Fletcher to comply with its obligations hereunder, then Euronet shall:

          (i) indemnify and hold Fletcher harmless against any loss, claim or damage arising from or as a result of such failure by Euronet; and

          (ii) reimburse Fletcher for all reasonable out-of-pocket expenses incurred by Fletcher (including reasonable fees and disbursements of its counsel) in connection with this Agreement and the transactions contemplated herein and therein.

     (b) If Fletcher shall fail to deliver the purchase price for the Investment Securities to Euronet required to be delivered pursuant to this Agreement and the Certificate in accordance with the terms and conditions of this Agreement and the Certificate for any reason other than the failure of any condition precedent to Fletcher's obligations hereunder or the failure by Euronet to comply with its obligations hereunder, then Fletcher shall:

          (i) indemnify and hold Euronet harmless against any loss, claim or damage (including without limitation, incidental and consequential damages) arising from or as a result of such failure by Fletcher; and

          (ii) reimburse Euronet for all reasonable out-of-pocket expenses incurred by Euronet (including fees and disbursements of its counsel) in connection with this Agreement and the transactions contemplated herein and therein.

16. Indemnification.

     (a) Indemnification of Fletcher. Euronet hereby agrees to indemnify Fletcher and each of its officers, directors, employees, consultants, agents, attorneys, accountants and affiliates and each Person that controls (within the meaning of Section 20 of the Exchange Act) any of the foregoing Persons (each a "Fletcher Indemnified Party") against any claim, demand, action, liability, damages, loss, cost or expense (including, without limitation, reasonable legal fees and expenses incurred by such Fletcher Indemnified Party in investigating or defending any such proceeding) (all of the foregoing, including associated costs and expenses being referred to herein as a "Proceeding"), that it may incur in connection with any of the transactions contemplated hereby arising out of or based upon:

          (i) any untrue or alleged untrue statement of a material fact in any SEC Filing by Euronet or any of its affiliates or any Person acting on its or their behalf or omission or alleged omission to state therein any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading by Euronet or any of its affiliates or any Person acting on its or their behalf other than any untrue or alleged untrue statement of a material fact or omission or alleged omission to state therein any material fact, in any case, resulting from any information provided by Fletcher or any of its affiliates in writing expressly for inclusion in such SEC Filing;

          (ii) any of the representations or warranties made by Euronet herein or in the Certificate being untrue or incorrect at the time such representation or warranty was made; and

          (iii) any breach or non-performance by Euronet of any of its covenants, agreements or obligations under this Agreement or the Certificate;

     provided, however, that the foregoing indemnity shall not apply to any Proceeding to the extent that it arises out of or is based upon the gross negligence, bad faith or willful misconduct of Fletcher in connection therewith.

     (b) Indemnification of Euronet. Fletcher hereby agrees to indemnify Euronet and each of its officers, directors, employees, consultants, agents attorneys, accountants and affiliates and each Person that controls (within the meaning of Section 20 of the Exchange Act) any of the foregoing Persons (each a "Euronet Indemnified Party") against any Proceeding, that it may incur in connection with any of the transactions contemplated hereby arising out of or based upon:

          (i) any untrue or alleged untrue statement of a material fact by Fletcher or any of its affiliates or any Person acting on its or their behalf included in an SEC Filing by Euronet with the express written consent of Fletcher therefor; or any omission or alleged omission by Fletcher to state any material fact necessary in order to make the statements by Fletcher or any of its affiliates or any Person acting on its or their behalf included in an SEC Filing by Euronet with the express written consent of Fletcher, in the light of the circumstances under which they were made, not misleading;

          (ii) any of the representations or warranties made by Fletcher herein being untrue or incorrect at the time such representation or warranty was made; and

          (iii) any breach or non-performance by Fletcher of any of its covenants, agreements or obligations under this Agreement;

     provided, however, that the foregoing indemnity shall not apply to any Proceeding to the extent that it arises out of or is based upon the gross negligence, bad faith or willful misconduct of Euronet in connection therewith.

     (c)  Conduct of Claims.

          (i)  Whenever a claim for indemnification shall arise under this
               Section 16 arising out of a third party claim, the party seeking indemnification (the "Indemnified Party"), shall notify the party from whom such indemnification is sought (the "Indemnifying Party") in writing of the Proceeding and the facts constituting the basis for such claim in reasonable detail;

          (ii) Such Indemnifying Party shall have the right to retain the counsel of its choice in connection with such Proceeding and to participate at its own expense in the defense of any such Proceeding; provided, however, that counsel to the Indemnifying Party shall not (except with the consent of the relevant Indemnified Party) also be counsel to such Indemnified Party. In no event shall the Indemnifying Party be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from its own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances; and

          (iii) No Indemnifying Party shall, without the prior written consent of the Indemnified Parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification could be sought under this Section unless such settlement, compromise or consent (A) includes an unconditional release of each Indemnified Party from all liability arising out of such litigation, investigation, proceeding or claim and (B) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

17. Survival of the Representations, Warranties, etc. The respective representations, warranties, and agreements made herein by or on behalf of the parties hereto shall remain in full force and effect, regardless of any investigation made by or on behalf of the other party to this Agreement or any officer, director or employee of, or Person controlling or under common control with, such party and will survive delivery of and payment for any Investment Securities issuable hereunder.

18. Notices. All communications hereunder shall be in writing and delivered as set forth below.

     (a) If sent to Fletcher, all communications shall be delivered by hand, sent by reputable overnight courier or transmitted and confirmed by facsimile to Fletcher, unless otherwise notified in writing of a substitute address, at:

                    Fletcher International, Ltd.
                    c/o A. S. & K. Services Ltd.
                    Cedar House
                    41 Cedar House
                    Hamilton HM EX
                    Bermuda
                    Attention: Felicity Holmes, Corporate Administrator
                    Telephone: 441-295-2244
                    Facsimile: 441-292-8666

                    with a copy to:

                    Fletcher Asset Management, Inc.
                    22 East 67th Street
                    New York, NY 10021
                    Attention: Peter Zayfert
                    Telephone: (212) 284-4800
                    Facsimile: (212) 284-4801

                    with a copy to (which copy shall not constitute notice):

                    Skadden, Arps, Slate, Meagher & Flom LLP
                    1440 New York Avenue, N.W.
                    Washington, D.C. 20005
                    Attention: Stephen W. Hamilton, Esq.
                    Telephone: (202) 371-7010
                    Facsimile: (202) 393-5760

     (b) If sent to Euronet, all communications shall be delivered by hand, sent by reputable overnight courier or transmitted and confirmed by facsimile to Euronet, unless otherwise notified in writing of a substitute address, at:

                    Euronet Worldwide, Inc.
                    120 Avenue Charles de Gaulle
                    92200 Neuilly-sur-Seine
                    France
                    Attention: Jeffrey B. Newman, Esq.
                    Telephone: 33 607 918 533
                    Facsimile: 331 4722 3282

               with a copy to (which copy shall not constitute notice):

                    Hunton & Williams LLP
                    1751 Pinnacle Drive
                    Suite 1700, Tysons Corner
                    McLean, Virginia  22102
                    Attention: Gerald P. McCartin
                    Telephone: (703) 714-7400
                    Facsimile: (703) 714-7410

     To the extent that any funds shall be delivered to Euronet by wire transfer, unless otherwise instructed by Euronet, such funds should be delivered in accordance with the following wire instructions:

          Euronet Worldwide, Inc.
          Bank of America
          Little Rock, AR
          ABA Number: 082 000 073
          SWIFT: BOFAUS3N
          Account Number: 416 255 0601

19. Miscellaneous.

     (a) The parties may execute and deliver this Agreement as a single document or in any number of counterparts, manually, by facsimile or by other electronic means, including contemporaneous xerographic or electronic reproduction by each party's respective attorneys. Each counterpart shall be an original, but a single document or all counterparts together shall constitute one instrument that shall be the agreement.

     (b) This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective successors and assigns and, with respect to Section 16 hereof, shall inure to the benefit of their respective officers, directors, employees, consultants, agents, attorneys, accountants and affiliates and controlling Persons, and no other Person shall have any right or obligation hereunder. Euronet may not assign this Agreement. Notwithstanding anything to the contrary in this Agreement, Fletcher may assign, pledge, hypothecate or transfer any of the rights and associated obligations contemplated by this Agreement (including, but not limited to, the Investment Securities), in whole or in part, at its sole discretion (including, but not limited to, assignments, pledges, hypothecations and transfers in connection with hedging transactions with respect to this Agreement and the Investment Securities); provided, however, that any such assignment, pledge, hypothecation or transfer must comply with applicable federal and state securities laws; provided, further, that any such assignment, pledge, hypothecation or transfer shall not relieve Fletcher of any of its obligations under this Agreement. No Person acquiring Common Stock from Fletcher pursuant to a public market purchase shall thereby obtain any of the rights contained in this Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter of this Agreement. Except as provided in this Section 19(b), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     (c) This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law), and each of the parties hereto hereby submits to the non-exclusive jurisdiction of any state or federal court in the Southern District of New York and any court hearing any appeal therefrom, over any suit, action or proceeding against it arising out of or based upon this Agreement (a "Related Proceeding"). Each of the parties hereto hereby waives any objection to any Related Proceeding in such courts whether on the grounds of venue, residence or domicile or on the ground that the Related Proceeding has been brought in an inconvenient forum.

     (d) Each party represents and acknowledges that, in the negotiation and drafting of this Agreement and the other instruments and documents required or contemplated hereby, it has been represented by and relied upon the advice of counsel of its choice. Each party hereby affirms that its counsel has had a substantial role in the drafting and negotiation of this Agreement and such other instruments and documents. Therefore, each party agrees that no rule of construction to the effect that any ambiguities are to be resolved against the drafter shall be employed in the interpretation of this Agreement and such other instruments and documents.

     (e) Without prejudice to other rights or remedies hereunder (including any specified interest rate), and except as otherwise expressly set forth herein, interest shall be due on any amount that is due pursuant to this Agreement and has not been paid when due, calculated for the period from and including the due date to but excluding the date on which such amount is paid at the prime rate of U.S. money center banks as published in The Wall Street Journal (or if The Wall Street Journal does not exist or publish such information, then the average of the prime rates of three U.S. money center banks agreed to by the parties) plus two percent (2%).

     (f) Fletcher and Euronet stipulate that the remedies at law of the parties hereto in the event of any default or threatened default by the either party in the performance of or compliance with any of the terms of this Agreement and the Certificate are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

     (g)  Any and all remedies set forth in this Agreement and the Certificate:
          (i) shall be in addition to any and all other remedies Fletcher or Euronet may have at law or in equity, (ii) shall be cumulative, and
          (iii) may be pursued successively or concurrently as each of Fletcher and Euronet may elect. The exercise of any remedy by Fletcher or Euronet shall not be deemed an election of remedies or preclude Fletcher or Euronet, respectively, from exercising any other remedies in the future.

     (h) Euronet agrees that the parties have negotiated in good faith and at arms' length concerning the transactions contemplated herein, and that Fletcher would not have agreed to the terms of this Agreement without each and every of the terms, conditions, protections and remedies provided herein and in the Certificate. Except as specifically provided otherwise in this Agreement or in the Certificate, Euronet's obligations to indemnify and hold Fletcher harmless in accordance with
          Section 16 of this Agreement are obligations of Euronet that Euronet promises to pay to Fletcher when and if they become due. Euronet shall record any such obligations on its books and records in accordance with GAAP.

     (i) This Agreement may be amended, modified or supplemented in any and all respects, but only by a written instrument signed by Fletcher and Euronet expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

     (j) Each of the parties will cooperate with the others and use its best efforts to prepare all necessary documentation, to effect all necessary filings, and to obtain all necessary permits, consents, approvals and authorizations of all governmental bodies and other third-parties necessary to consummate the transactions contemplated by this Agreement.

     (k) For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: (i) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender and neuter gender of such term; (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;
          (iii) references herein to "Articles", "Sections", "Subsections", "Paragraphs" and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement, unless the context shall otherwise require; (iv) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions; (v) the words "herein", "hereof", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; (vi) the term "include" or "including" shall mean without limitation; (vii) the table of contents to this Agreement and all section titles or captions contained in this Agreement or in any Schedule or Exhibit annexed hereto or referred to herein are for convenience only and shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement;
          (viii) any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statues and references to all attachments thereto and instruments incorporated therein; and
          (ix) references to a Person are also to its permitted successors and assigns and, in the case of an individual, to his or her heirs and estate, as applicable.

     (l) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     (m)  Time shall be of the essence in this Agreement.

     (n) All dollar ($) amounts set forth herein or in the Certificate refer to United States dollars. All payments hereunder and thereunder will be made in lawful currency of the United States of America.

     (o) Notwithstanding anything herein to the contrary, all measurements and references related to share prices and share numbers herein will be, in each instance, appropriately adjusted for stock splits, recombinations, stock dividends and the like.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, all as of the day and year first above written.

                                            EURONET WORLDWIDE, INC.


                                            By:
                                                --------------------------------
                                            Name:
                                            Title:


                                            FLETCHER INTERNATIONAL, LTD., by its
                                            duly authorized investment advisor,
                                            FLETCHER ASSET MANAGEMENT, INC.


                                            By:
                                                --------------------------------
                                            Name: Peter Zayfert
                                            Title: Authorized Signatory


                                            By:
                                                --------------------------------
                                            Name: Brendan P. McHugh
                                            Title: Authorized Signatory

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